SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $2,500,000.00

FOR VALUE RECEIVED, Shumate Industries, Inc. (formerly Excalibur Industries, Inc.), a Delaware corporation (the “Maker”), hereby promises to pay to the order of Stillwater National Bank & Trust Company, a national banking association, or its successors and assigns (the “Payee”), at its address at 1500 South Utica Avenue, Tulsa, Oklahoma 74104, or to such other address as Payee shall provide in writing to the Maker for such purpose, a principal sum of Two Million Five Hundred Thousand Dollars (U.S. $2,500,000.00). The aggregate principal amount outstanding under this Note will be conclusively evidenced by the schedule annexed as Exhibit B hereto (the “Loan Schedule”). The entire principal amount hereunder shall be due and payable in full on October 19, 2010 (the “Maturity Date”), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

1. Interest Rate. Interest shall accrue on the unpaid principal amount of this Secured Convertible Promissory Note (this “Note”) at the rate of Wall Street Journal Prime Rate (WSJPR) plus two percent (2%) per annum, adjusted to date of change from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full or earlier converted into shares (the “Shares”) of the Maker’s common stock, $0.001 par value (the “Common Stock”), in accordance with the terms hereof. Interest hereunder shall accrue until the earlier of (a) October 19, 2007, or (b) the entire principal amount under this Note and all accrued and unpaid interest thereon is converted in accordance with the terms hereof, at which time the accrued interest will be capitalized into principal. Beginning on January 19, 2008, interest hereunder shall be paid quarterly or on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2. Conversion of Principal and Interest. Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and an updated Loan Schedule, at any time and from time to time after the date hereof and prior to the payment of the principal amount and all accrued interest thereon (the date of the delivery of a Conversion Notice shall be referred to herein as a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being converted by the Conversion Price (as defined in Section 17). Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

3. [Intentionally Omitted.]

4. Deliveries.

(a) Not later than five (5) Trading Days (as defined in Section 17) after any Conversion Date, the Maker will deliver to the Payee (i) a certificate or certificates representing the number of Shares being acquired upon the conversion of the principal amount of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice, and (ii) an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”). The Maker’s delivery to the Payee of stock certificates in accordance clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule.

5. Certain Adjustments.

(a) If the Maker, at any time while any portion of the principal amount due under this Note is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Maker, then the Conversion Price (as defined in Section 17) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Payee shall have the right thereafter to convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing under this Note only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Payee shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Maker into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(c) No adjustments in the Conversion Price shall be required if such adjustment is less than $0.01, provided that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(d) Whenever the Conversion Price is adjusted pursuant to Section 5(b), the Maker shall promptly mail to the Payee a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiting such adjustment.

(e) If (A) the Maker shall declare a dividend (or any other distribution) on the Common Stock; (B) the Maker shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Maker shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Maker shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Maker is a party, any sale or transfer of all or substantially all of the assets of the Maker, of any compulsory share exchange whereby the Common Stock is convened into other securities, cash or property; (E) the Maker shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Maker; then, in each case, the Maker shall cause to be filed at each office or agency maintained for the purpose of conversion of the any portion of the principal amount and interest outstanding under this Note, and shall cause to be mailed to the Payee at its last address as it shall appear upon the stock books of the Maker, at least 5 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(f) In case of any (1) merger or consolidation of the Maker with or into another Person that would constitute a Change of Control Transaction (as defined in Section 17), or (2) sale, directly or indirectly, by the Maker of more than one-half of the assets of the Maker (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Maker or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Maker or another Person, then the Payee shall have the right to (A) convert the then aggregate amount of principal and interest outstanding under this Note into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Payee shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate amount of principal and interest outstanding under this Note could have been convened immediately prior to such merger, consolidation or sale would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible debt with aggregate principal amount equal to the then aggregate amount of principal outstanding under this Note, plus all accrued and unpaid interest and other amounts owing thereon, which convertible debt shall have terms identical (including with respect to conversion) to the terms of this Note and shall be entitled to all of the rights and privileges of the Payee as set forth herein and the agreements pursuant to which this Note was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debt, shall have the right to convert such debt only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation, or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange the then outstanding aggregate amount of principal and interest under this Note for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Payee shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock into which the then outstanding aggregate amount of principal and interest under this Note could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange would have been entitled as would have been issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as to continue to give the Payee the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(g) The Maker covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the outstanding aggregate amount of principal and interest under this Note as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Payee, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding amount of principal and interest under this Note. The Maker covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued and fully paid, nonassessable and, if a Registration Statement (as defined in Section 8) has been declared effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

(h) Upon a conversion hereunder, the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Maker elects not, or is unable, to make such a cash payment, the Payee shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(i) The issuance of certificates for shares of the Common Stock on conversion of the principal amount and interest outstanding under this Note shall be made without charge to the Payee for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

6. Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon. Such prepayment shall be due and payable within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by the Payee.

A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court. or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal of interest on or other payments owing in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by acceleration or otherwise);

(ii) the Maker shall fail for any reason to deliver certificates or an Endorsement to the Payee prior to the sixtieth (60th) day after a Conversion Date pursuant to and in accordance with Section 4(a);

(iii) the Maker shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), or shall redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Maker (other than redemptions of Shares); or

(iv) the Maker or Shumate Machine Works, Inc., a Texas corporation (“Machine”) shall commence or there shall be commenced against the Maker or Machine a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or Machine or there is commenced against the Maker or Machine any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Maker or Machine is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or Machine suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Maker or Machine shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or Machine for the purpose of effecting any of the foregoing.

7. Secured Obligation. The obligations under this Note are secured pursuant to the Security Agreement (as defined in Section 17).

8. Registration.

(a) Definitions. As used in this Section 8, the following terms shall have the following meanings:

(i) Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(ii) Losses: See Section 8(f) hereof.

(iii) Prospectus: The prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Securities Act Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

(iv) Registration Expenses: All reasonable expenses incurred by the Maker in complying with Sections 8(c) and 8(d) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Maker, accountants’ expenses (including, without limitation, any special audits or “comfort” letters incidental to or required by any such registration), any fees or disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding underwriting discounts and commissions) and blue sky fees and expenses in all states reasonably designated by the holders of Registrable Securities.

(v) Registrable Securities: The Shares and any Common Stock issued or issuable in respect of the Shares pursuant to any stock split, stock dividend, recapitalization, or similar event.

(vi) Registration Statement: Any registration statement of the Maker which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(vii) Rule 144: Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC (excluding Rule 144A).

(viii) SEC: The Securities and Exchange Commission.

(ix) Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

(x) Underwritten registration or underwritten offering: A registration in which securities of the Maker are sold to an underwriter for reoffering to the public.

(b) Securities Subject to the Registration Rights. The securities entitled to the benefits of the Registration Rights set forth in this Section 8 are the Registrable Securities.
(c) Registration Rights. If, at any time after October 19, 2005 and expiring October 19, 2010, the Maker proposes to register any of its securities under the Securities Act (except for registrations on Forms S-8 or S-4 or their equivalent), it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such Registration Statement, to the Holder of its intention to do so. If Holder notifies the Maker within twenty (20) days after receipt of any such notice of its desire to include any Registrable Securities in such proposed Registration Statement, the Maker shall afford Holder the opportunity to have any such Registrable Securities registered under such Registration Statement. These rights may be exercised at any time on an unlimited number of occasions prior to October 19, 2007, subject to the terms and conditions set forth in this Section 8.

(d) Holdback and Lock-Up Agreements.

(i) Restrictions on Public Sale by Holders of Registrable Securities. Each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement filed pursuant to Section 8(c) hereof agrees, if requested by the managing underwriters in an underwritten offering (to the extent timely notified in writing by the Maker or the managing underwriters), not to effect any public sale or distribution of securities of the Maker of any class included in such Registration Statement, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the 10-day period prior to, and the 180-day period beginning on, the effective date of any underwritten offering made pursuant to such Registration Statement.

(ii) The foregoing provisions shall not apply to any holder of Registrable Securities if such holder is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such holder shall undertake in its request to participate in any such underwritten offering not to effect any public sale or distribution of the class of Registrable Securities covered by such Registration Statement (except as part of such underwritten offering) during such period unless it has provided five (5) business days prior written notice of such sale or distribution to the managing underwriters.

(e) Expenses and Procedures.

(i) Expenses of Registration. All Registration Expenses (exclusive of underwriting discounts and commissions) shall be borne by the Maker. Each holder of Registrable Securities shall bear all underwriting discounts, selling commissions, sales concessions and similar expenses applicable to the sale of the Registrable Securities sold by such holder.

(ii) Registration Procedures. The Maker will keep the holders of Registrable Securities advised as to the initiation of registration, qualification and compliance and as to the completion thereof. At its expense, the Maker will furnish such number of Prospectuses and other documents incident thereto as the holders or underwriters from time to time may reasonably request.

(iii) Information. The Maker may require each seller of Registrable Securities as to which any registration is being effected to furnish such information regarding the distribution of such Registrable Securities as the Maker may from time to time reasonably request and the Maker may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information after receiving such request.

(iv) Delay or Suspension. Notwithstanding anything herein to the contrary, the Maker may, at any time, suspend the effectiveness of any Registration Statement for a period of up to 60 consecutive days or 90 days in the aggregate in any calendar year, as appropriate (a “Suspension Period”), by giving notice to each holder of Registrable Securities to be included in the Registration Statement, if the Maker shall have determined, after consultation with its counsel, that the Maker is required to disclose any material corporate development which the Maker determines could reasonably be expected to have a material effect on the Maker. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Maker of a Suspension Period, such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder (i) is advised in writing by the Maker that the use of the applicable Prospectus may be resumed, (ii) has received copies of a supplemental or amended prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such Prospectus. The Maker shall prepare, file and furnish to each holder of Registrable Securities immediately upon the expiration of any Suspension Period, appropriate supplements or amendments, if applicable, to the Prospectus and appropriate documents, if applicable, incorporated by reference in the Registration Statement. The Maker agrees to use its best efforts to cause any Suspension Period to be terminated as promptly as possible.

(v) Blue Sky. The Maker will, as expeditiously as possible, use its best efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Maker deems appropriate or, in the case of an underwritten public offering, the managing underwriter shall reasonably request, provided that the Maker shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to take any action which would subject it to taxation or service of process in any jurisdiction where it is not otherwise subject to such taxation or service of process.

(vi) Notification of Material Events. The Maker will, as expeditiously as possible, immediately notify each holder of Registrable Securities under a Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, as expeditiously as possible, amend or supplement such Prospectus to eliminate the untrue statement or the omission.

(f) Indemnification.

(i) Indemnification by Maker. The Maker shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors, agents and employees, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents or employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including, without limitation, all reasonable attorneys’ fees) and expenses (collectively “Losses”), as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (in the case of any Prospectus) not misleading, except insofar as the same are based solely upon information furnished to the Maker by such holder for use therein; provided, however, that the Maker shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission made in any preliminary prospectus or Prospectus if (i) such holder failed to send or deliver a copy of the Prospectus or Prospectus supplement with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus or Prospectus supplement would have corrected such untrue statement or omission. If requested, the Maker shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(ii) Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder of Registrable Securities shall furnish to the Maker in writing such information as the Maker may reasonably request for use in connection with any Registration Statement or Prospectus. Such holder hereby agrees to indemnify and hold harmless, to the full extent permitted by law, the Maker, and its officers, directors, agents and employees, each person who controls the Maker (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents or employees of any such controlling person, from and against all losses, as incurred, arising out of or based upon any untrue statements or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary prospectus, or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (in the case of any Prospectus) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such holder to the Maker for use in such Registration Statement, Prospectus or preliminary prospectus. The Maker shall be entitled to receive indemnities from accountants, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished by such persons specifically for inclusion in any Registration Statement, Prospectus or preliminary prospectus, provided, that the failure of the Maker to obtain any such indemnity shall not relieve the Maker of any of its obligations hereunder. Notwithstanding any provision of this Section 8(f) to the contrary, the liability of a holder of Registrable Securities under this Section 8(f) shall not exceed the purchase price received by such holder for the Registrable Securities sold pursuant to a Registration Statement or Prospectus.

(iii) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or any claim shall be asserted against any person entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall promptly notify the party from which such indemnity is sought (the “indemnifying party”) in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses incurred in connection with the defense thereof. All such fees and expenses (including any fees and expenses incurred in connection with investigation or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within 20 days of written notice thereof to the indemnifying party; provided, however, that if, in accordance with this Section 8(f), the indemnifying party is not liable to the indemnified party, such fees and expenses shall be returned promptly to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) the indemnifying party shall have failed promptly to assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action, claim or proceeding, or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the opinion of counsel for such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release of such indemnified party from all liability in respect to such claim or litigation without the written consent (which consent will not be unreasonably withheld) of the indemnified party. No indemnified party shall consent to entry of any judgment or enter into any settlement without the written consent (which consent will not be unreasonably withheld) of the indemnifying party from which indemnify or contribution is sought.

(iv) Contribution. If the indemnification provided for in this Section 8(f) is unavailable to an indemnified party under Section 8(f)(i) or 8(f)(ii) hereof (other than by reason of exceptions provided in those Sections) in respect of any Losses, then each applicable indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 8(f)(iii), any legal or other fees or expenses reasonably incurred by such party in connection with any action, suit, claim, investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(f)(iv) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(g) Rule 144. The Maker shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 or Rule 144A. Upon the request of any holder of Registrable Securities, the Maker shall deliver to such holder a written statement as to whether the Maker has complied with such requirements. Notwithstanding the foregoing, nothing in this Section 8(g) shall be deemed to require the Maker to register any of its securities under any section of the Exchange Act.

(h) Underwritten Registrations. No holder of Registrable Securities may participate in any underwritten registration hereunder unless such person (i) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

9. No Waiver of Payee’s Rights, etc. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. The Maker hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

10. Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

11. Cumulative Rights and Remedies; Usury. The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

12. Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note.

13. Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

14. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

15. Shumate Machine Works Dividend Obligation. After October 19, 2007, Machine shall be obligated, to the extent net income is available in a given quarter, to declare a dividend sufficient to enable the Maker to meet the current obligations under this Note. This obligation of Machine is cumulative and Machine shall be a party to this Note for the sole purpose of binding itself to these covenants but shall not otherwise be an obligor under this Note.

16. Governing Law. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma without regard to the principles of conflicts of law thereof.

17. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 33% of the voting securities of the Maker, (ii) a replacement of more than one-half of the members of the Maker’s board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Maker with or into another entity, the direct or indirect consolidation or sale of all or substantially all of the assets of the Maker in one or a series of related transactions, unless following such transaction, the holders of the Maker’s securities continue to hold at least 66% of such securities following such transaction or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

“Conversion Price” shall be $1.00 per Share (subject to adjustment pursuant to Section 5 hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Person” means a corporation, an association, a partnership, limited liability company an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Qualified Public Offering” means a registered public offering of the Maker’s Common Stock pursuant to a Registration Statement under the Securities Act, but only if the price per share of the Common Stock so offered is at least $2.00 (subject to recapitalization and reorganization adjustments) and the gross proceeds of the offering to the Maker equal or exceed $5,000,000.00.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Maker and the Payee, as amended modified or supplemented from time to time in accordance with its terms.

“Senior Indebtedness” means, with respect to the Maker, the principal of, premium, if any, and interest on any indebtedness of the Maker, whether outstanding on the date hereof or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to any indebtedness of the Maker. Without limiting the generality of the foregoing, “Senior Indebtedness” will include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on all obligations of every nature of the Maker from time to time owed to any bank, savings and loan, SBIC, investment fund or any other institutional lender. Notwithstanding the foregoing, “Senior Indebtedness” shall not include, to the extent constituting indebtedness, (i) indebtedness that is subordinate or junior in right of payment to any other indebtedness of the Maker, (ii) indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Maker, (iii) indebtedness for goods, materials or services purchased in the ordinary course of business or indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the current portion of any long-term indebtedness which would constitute Senior Indebtedness but for the operation of this clause (iii)), (iv) indebtedness of or amounts owed by the Maker for compensation to employees or for services rendered to the Maker, (v) any liability for federal, state, local or other taxes owed or owing by the Maker, and (vi) indebtedness of the Maker to a subsidiary of the Maker.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

IN WITNESS WHEREOF, the Maker has caused this Secured Convertible Promissory. Note to be duly executed and delivered as of the date first set forth above.

SHUMATE INDUSTRIES, INC. (formerly EXCALIBUR INDUSTRIES, INC.)

By:	/s/ Matthew C. Flemming
Name: Matthew C. Flemming
Title: Chief Financial Officer

SHUMATE MACHINE WORKS, INC.

By:	/s/ Matthew C. Flemming
Name: Matthew C. Flemming
Title: Chief Financial Officer

[Signature Page to Convertible Promissory Note]

EXHIBIT A

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Secured Convertible Promissory Note into shares of common stock, $0.001 par value (the “Common Stock”), of Excalibur Industries, Inc., according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.

Exchange calculations: ______________________________________________

Date to Effect Conversion: ___________________________________________

Principal Amount and Interest of
Secured Convertible Note to be Converted: ______________________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price:

Signature: __________________________________________

Name:_____________________________________________

Address: ___________________________________________

Exhibit A

EXHIBIT B

LOAN SCHEDULE

Secured Convertible Promissory Note Issued by Excalibur Industries, Inc.

Dated: October 19, 2005

SCHEDULE
OF
CONVERSIONS AND PAYMENTS OF PRINCIPAL
Date of Conversion	Amount of Conversion	Total Amount Due Subsequent To Conversion

Exhibit B